Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-4 of our report dated March 18, 2015, relating to the consolidated financial statements of CIFC Corp. and its subsidiaries, and the effectiveness of CIFC Corp. and  its subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of CIFC Corp. and its subsidiaries for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

November 17, 2015